PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 5, 1996)

                                                              RULE 424 (b)(2)
                                                              FILE NOS. 33-65011
                                                              AND 33-54167

                                  $250,000,000

                         [LOGO] GTE SOUTH INCORPORATED

                     7 1/2% DEBENTURES, SERIES D, DUE 2026

                   INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15

                               ----------------

  Interest on the 7 1/2% Debentures, Series D, Due 2026 (the "New Debentures") is payable semi-annually on March 15 and September 15, commencing September 15, 1996. The New Debentures will not be redeemable prior to March 15, 2006. The New Debentures will be redeemable at the option of GTE South Incorporated (the "Company"), as a whole or in part, on or after March 15, 2006 at the redemption prices set forth herein. See "Supplemental Description of New Debentures."

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          Underwriting
                                        Price to          Discounts and        Proceeds to
                                       Public (1)        Commissions (2)     Company (1) (3)
--------------------------------------------------------------------------------------------
Per Debenture....................        98.705%              .439%              98.266%
--------------------------------------------------------------------------------------------
Total............................     $246,762,500         $1,097,500         $245,665,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued interest from March 15, 1996.
(2) The Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."
(3) Before deducting expenses estimated at $159,000 which are payable by the Company.

                               ----------------

  The New Debentures are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to its right to reject orders in whole or in part. It is expected that delivery of the New Debentures will be made in New York City on or about March 22, 1996.

                               ----------------

                            PAINEWEBBER INCORPORATED

                               ----------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 19, 1996.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW DEBENTURES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                   SUPPLEMENTAL DESCRIPTION OF NEW DEBENTURES

  The following description of specific terms of the New Debentures offered hereby supplements and should be read in conjunction with the description of the general terms and provisions of the New Debentures set forth in the accompanying Prospectus under the caption "The New Debentures." The following description does not purport to be complete and is qualified in its entirety by reference to the description in the accompanying Prospectus and the Indenture, dated as of May 1, 1994 (the "Indenture"), between the Company and The Bank of New York, as successor trustee to NationsBank of Georgia, National Association.

PRINCIPAL AMOUNT, MATURITY AND INTEREST

  The New Debentures will be limited to $250,000,000 aggregate principal amount and will mature on March 15, 2026. Interest on the New Debentures will be payable semi-annually on March 15 and September 15, commencing September 15, 1996, to the persons in whose names the New Debentures are registered at the close of business on the March 1 or September 1, as the case may be, next preceding such interest payment date, subject to certain exceptions provided for in the Indenture.

REDEMPTION

  The New Debentures will not be redeemable prior to March 15, 2006. The New Debentures will be redeemable at the option of the Company, as a whole or in part, at any time on or after March 15, 2006 and prior to maturity, upon not less than 30 nor more than 60 days notice, at the respective redemption prices (expressed in percentage of the principal amount to be redeemed) during the twelve-month periods commencing on March 15 of the years indicated:

                         REDEMPTION
YEAR                       PRICE
----                     ----------
2006....................   103.10%
2007....................   102.79%
2008....................   102.48%
2009....................   102.17%
2010....................   101.86%
2011....................   101.55%
2012....................   101.24%
2013....................   100.93%
2014....................   100.62%
2015....................   100.31%

                         REDEMPTION
YEAR                       PRICE
----                     ----------
2016....................   100.00%
2017....................   100.00%
2018....................   100.00%
2019....................   100.00%
2020....................   100.00%
2021....................   100.00%
2022....................   100.00%
2023....................   100.00%
2024....................   100.00%
2025....................   100.00%

in each case, together with accrued interest to the redemption date.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges of the Company for the year ended December 31, 1995 was 6.06.

                                  UNDERWRITING

  PaineWebber Incorporated (the "Underwriter") has entered into a Purchase Agreement dated March 19, 1996 (the "Purchase Agreement") with the Company whereby it has agreed to purchase all of the New Debentures from the Company, subject to the terms and conditions of the Purchase Agreement, the form of which is filed as an exhibit to the Registration Statement.

  The New Debentures are offered subject to prior sale, when, as and if issued by the Company and accepted by the Underwriter, at the initial offering price set forth on the cover page of the Prospectus Supplement and to certain dealers at such price less a concession not exceeding .40 of 1% of the principal amount of the New Debentures. The Underwriter and dealers may reallow to other dealers a concession not exceeding .25 of 1% of the principal amount of the New Debentures. After the initial public offering, the public offering price and concessions to dealers may be changed.

  The New Debentures are a new issue of securities with no established trading market. The Underwriter has advised the Company that it intends to make a market in the New Debentures but is not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the New Debentures.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Richard W. Jones, a Business Consultant for PaineWebber Incorporated, is a Director of GTE Corporation, the parent of the Company.

                         [LOGO] GTE SOUTH INCORPORATED

                                   DEBENTURES

                               ----------------

  GTE South Incorporated (the "Company") intends to offer from time to time up to $600,000,000 aggregate principal amount of its debentures (the "New Debentures") in one or more series at prices and on terms to be determined at the time or times of sale. The aggregate principal amount, rate and time of payment of interest, maturity, initial public offering price, if any, redemption provisions and other specific terms of each series of New Debentures will be set forth in an accompanying prospectus supplement ("Prospectus Supplement").

                               ----------------

 THESE SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION  PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS
               PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                               ----------------

  The Company may sell the New Debentures through underwriters or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters, if any, any applicable commissions or discounts, the price of the New Debentures and the net proceeds to the Company from any such sale or sales.

                               ----------------



                The date of this Prospectus is January 5, 1996.

                       STATEMENT OF AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). These reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the following Regional Offices: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the SEC at its prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference:

    1. The Annual Report on Form 10-K of the Company for the year ended December 31, 1994;

    2. The Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

    3. The Current Reports on Form 8-K of the Company dated September 28, 1995 and November 9, 1995.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the New Debentures hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests for such copies should be directed to David S. Kauffman, Esq., Assistant Secretary of the Company, at One Stamford Forum, Stamford, Connecticut 06904. Mr. Kauffman's telephone number is (203) 965-2986.

                                  THE COMPANY

  The Company was incorporated in the State of Virginia on July 29, 1947. The Company is a wholly-owned subsidiary of GTE Corporation ("GTE") and provides communications services in the States of Alabama, Illinois, Kentucky, North Carolina, South Carolina and Virginia. The Company's principal executive offices are located at 600 Hidden Ridge, Irving, Texas 75038, telephone number
(214) 718-5600.

                              RECENT DEVELOPMENTS

  On November 9, 1995, the Company announced through its parent, GTE, that in response to recently enacted and pending legislation and the increasingly competitive environment in which the Company expects to operate, effective January 1, 1996, the Company is discontinuing the use of accounting practices appropriate to regulated enterprises. As a result of this decision, the Company will record a non-cash, extraordinary charge of approximately $509.9 million after taxes during the fourth quarter of 1995. This charge, which is based on the results of a comprehensive study of the economic lives of the Company's telephone plant and equipment, will have no effect on the Company's customers or its liquidity and capital resources.

  The Company has traditionally followed the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). In general, SFAS No. 71 required the Company to depreciate its plant and equipment over regulator approved lives which may extend beyond the assets' actual economic lives. SFAS No. 71 also required the deferral of certain costs based upon approvals received from regulators to recover such costs in the future. As a result of these requirements, the recorded net book value of certain assets and liabilities, primarily telephone plant and equipment, was higher than that which would otherwise have been recorded.

  The charge will primarily represent an adjustment to the net book value of the fixed assets of the Company, through an increase in accumulated depreciation, and is not expected to have a significant effect on depreciation expense of existing plant and equipment or earnings over the next several years. The income statement effect of this change in accounting will be reflected in the Company's statements of income as an extraordinary charge, net of tax, under the provisions of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises-Accounting for the Discontinuation of Application of FASB Statement No. 71."

                                USE OF PROCEEDS

  The net proceeds from the offering and sale of the New Debentures, exclusive of accrued interest, will be applied (A) toward the repayment of short-term borrowings to be incurred (i) in connection with the redemption on December 15, 1995 and December 29, 1995 of the following series of the Company's first mortgage bonds (except as noted below):

                    ORIGINAL     OUTSTANDING        PREMIUM     TOTAL PRINCIPAL
         INTEREST   MATURITY   PRINCIPAL AMOUNT     PAID AT       AND PREMIUM
SERIES     RATE       DATE      AT REDEMPTION     REDEMPTION     AT REDEMPTION
------   --------   --------   ----------------   -----------   ---------------
   GG     9.375%     6/15/30     $125,000,000     $ 6,475,000    $131,475,000
   FF     9.000%     9/15/29      100,000,000       5,200,000     105,200,000
   PP*    9.875%     9/30/09        8,800,000         390,280       9,190,280
   OO*    8.625%    12/15/02        2,800,000          60,452       2,860,452
    U*    8.500%     6/01/01        1,204,000          17,639       1,221,639
   GG*    8.375%    12/30/01        1,560,000          23,400       1,583,400
   JJ*    8.375%     2/15/04        1,850,000          42,828       1,892,828
   FF*    8.000%     6/30/99        1,925,000             -0-       1,925,000
   II*    8.000%     9/30/98        2,380,000          15,851       2,395,851
 Note**   9.500%     3/01/10        2,648,000         545,232       3,193,232
                                 ------------     -----------    ------------
                                 $248,167,000     $12,770,682    $260,937,682

--------
 * Formerly first mortgage bonds of Contel of Virginia, Inc., which was merged into the Company in 1994.
** Formerly unsecured note of Contel of South Carolina, Inc., which was merged into the Company in 1994.

and (ii) for the purpose of financing the Company's construction program, and
(B) for general corporate purposes. At November 30, 1995, the Company had short-term borrowings, exclusive of current maturities, of approximately $77,600,000 at an annual average interest rate of 5.76%. The Company's construction budget is currently estimated at approximately $253,000,000 for 1995 of which approximately $220,000,000 has been incurred through November 30, 1995, principally for central office equipment, outside plant and land and buildings. The balance of the funds for the completion of the 1995 construction programs will be obtained primarily from internal sources and short-term borrowings.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                        NINE MONTHS
                                           ENDED      YEARS ENDED DECEMBER 31,
                                       SEPTEMBER 30, ---------------------------
                                           1995      1994 1993(a) 1992 1991 1990
                                       ------------- ---- ------- ---- ---- ----
Ratio of Earnings to Fixed
 Charges (Unaudited)(b)...............     6.30      4.12  2.86   4.03 3.35 3.44

--------
(a) Results for 1993 include an after-tax restructuring charge of approximately $100,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of approximately $6,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Excluding these items, the ratio of earnings to fixed charges for the year ended December 31, 1993 would have been 4.59.

(b) Computed as follows: (1) "earnings" have been calculated by adding income taxes and fixed charges to income before extraordinary charge; (2) "fixed charges" include interest expense and the portion of rentals representing interest.

                               THE NEW DEBENTURES

  The New Debentures are to be issued as one or more series of the Company's debentures (the "Debentures") under an Indenture, dated as of May 1, 1994 (the "Indenture"), between the Company and The Bank of New York, as successor trustee to NationsBank of Georgia, National Association (the "Trustee"). By resolution of the Board of Directors of the Company specifically authorizing each new series of Debentures (a "Board Resolution"), the Company will designate the title of each series, aggregate principal amount, date or dates of maturity, dates for payment and rate of interest, redemption dates, prices, obligations and restrictions, if any, and any other terms with respect to each such series. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by express reference to, the cited Articles and Sections of the Indenture and the form of Board Resolution, which are filed as exhibits to the Registration Statement.

FORM AND EXCHANGE

  The New Debentures are to be issued in registered form only in denominations of $1,000 and integral multiples thereof and will be exchangeable for New Debentures of the same series of other denominations of a like aggregate principal amount without charge except for reimbursement of taxes, if any. (ARTICLE TWO)

MATURITY, INTEREST AND PAYMENT

  Information concerning the maturity, interest rate and payment dates of each series of the New Debentures will be contained in a Prospectus Supplement relating to that series of New Debentures.

REDEMPTION PROVISIONS, SINKING FUND AND DEFEASANCE

  Each series of the New Debentures may be redeemed upon not less than 30 days notice at the redemption prices and subject to the conditions that will be set forth in a Board Resolution and in a Prospectus Supplement relating to that series of New Debentures. (ARTICLE THREE) If a sinking fund is established with respect to any series of the New Debentures, a description of the terms of such sinking fund will be set forth in a Board Resolution and in a Prospectus Supplement relating to that series of New Debentures. The Indenture provides that each series of the New Debentures is subject to defeasance. (SECTION 11.02)

RESTRICTIONS

  The New Debentures will not be secured. The Indenture provides, however, that if the Company shall at any time mortgage or pledge any of its property, the Company will secure the New Debentures, equally and ratably with the other indebtedness or obligations secured by such mortgage or pledge, so long as such other indebtedness or obligations shall be so secured. There are certain exceptions to the foregoing, among them that the Debentures need not be secured:

    (i) in the case of (a) purchase money mortgages, (b) conditional sales agreements or (c) mortgages existing at the time of purchase, on property acquired after the date of the Indenture;

    (ii) with respect to certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

    (iii) with respect to mechanics' and similar liens in the ordinary course of business;

    (iv) with respect to the Company's first mortgage bonds outstanding on the date of the Indenture, issued and secured by the Company and its predecessors in interest under various security instruments, all of which have been assumed by the Company (collectively, the "First Mortgage Bonds"), and any replacement or renewal (without increase in principal amount or extension of final maturity date) of such outstanding First Mortgage Bonds;

    (v) with respect to First Mortgage Bonds which may be issued by the Company in connection with the consolidation or merger of the Company with or into certain affiliates of the Company in exchange for or otherwise in substitution for long-term senior indebtedness of any such affiliate ("Affiliate Debt") which by its terms (x) is secured by a mortgage on all or a portion of the property of such affiliate, (y) prohibits long-term senior secured indebtedness from being incurred by such affiliate, or a successor thereto, unless the Affiliate Debt shall be secured equally and ratably with such long-term senior secured indebtedness or (z) prohibits long-term senior secured indebtedness from being incurred by such affiliate; or

    (vi) with respect to indebtedness required to be assumed by the Company in connection with the merger or consolidation of certain affiliates of the Company with or into the Company. (SECTION 4.05)

  The Indenture does not limit the amount of debt securities which may be issued or the amount of debt which may be incurred by the Company. (SECTION 2.01) However, while the restriction in the Indenture described above would not afford holders of the New Debentures protection in the event of a highly leveraged transaction in which unsecured indebtedness was incurred, the issuance of most debt securities by the Company, including the New Debentures, does require state regulatory approval (which may or may not be granted). In addition, in the event of a highly leveraged transaction in which secured indebtedness was incurred, the above restriction would require the New Debentures to be secured equally and ratably with such secured indebtedness, subject to the exceptions described above. It is unlikely that a leveraged buyout initiated or supported by the Company, the management of the Company or an affiliate of either party would occur, because all of the common stock of the Company is owned by GTE, which has no current intention of selling its ownership in the Company.

MODIFICATIONS OF INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures of any series at the time outstanding and affected by such modification, to modify the Indenture or any supplemental indenture affecting that series of the Debentures or the rights of the holders of that series of Debentures. However, no such modification shall (i) extend the fixed maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of each holder of Debentures then outstanding and affected thereby. (SECTION 9.02)

  The Company and the Trustee may execute, without the consent of any holder of Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

EVENTS OF DEFAULT

  The Indenture provides that the following described events constitute "Events of Default" with respect to each series of the Debentures thereunder: (a) failure for 30 business days to pay interest on the Debentures of that series when due; (b) failure to pay principal or premium, if any, on the Debentures of that series when due, whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking fund payment with respect to that series; (c) failure to observe or perform any other covenant (other than those specifically relating to another series) in the Indenture for 90 days after notice with respect thereto; or (d) certain events in bankruptcy, insolvency or reorganization. (SECTION 6.01)

  The holders of a majority in aggregate outstanding principal amount of any series of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (SECTION 6.06) The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may rescind and annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee. (SECTION 6.01)

  The holders of a majority in aggregate outstanding principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of such series, waive any past default except a default in the payment of principal, premium, if any, or interest. (SECTION 6.06) The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

CONCERNING THE TRUSTEE

  The Trustee, prior to an Event of Default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his own affairs. (SECTION 7.01) Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holders of Debentures, unless offered reasonable security or indemnity by such security holders against the costs, expenses and liabilities which might be incurred thereby. (SECTION 7.02) The Trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (SECTION 7.01)

  The Company and certain of its affiliates maintain banking relationships with the Trustee. The Trustee serves as trustee under an indenture pursuant to which First Mortgage Bonds are outstanding.

                                    EXPERTS

  The financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report on financial statements of the Company which includes an explanatory paragraph with respect to the change in the method of accounting for postretirement benefits other than pensions and for income taxes as discussed in Note 1 to the financial statements.

                             CERTAIN LEGAL MATTERS

  The validity of the New Debentures will be passed upon for the Company by Richard M. Cahill, Esq., Vice President-General Counsel of the Company. Certain legal matters in connection with the New Debentures will be passed upon for the underwriters, agents or institutional purchasers by Milbank, Tweed, Hadley & McCloy of New York, New York.

                              PLAN OF DISTRIBUTION

  The Company may sell any series of the New Debentures in one or more of the following ways: (i) to underwriters for resale to the public or to institutional purchasers; (ii) directly to institutional purchasers; or (iii) through Company agents to the public or to institutional purchasers. The Prospectus Supplement with respect to each series of New Debentures will set forth the terms of the offering of such New Debentures, including the name or names of any underwriters or agents, the purchase price of such New Debentures and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such New Debentures may be listed.

  If underwriters are used in the sale, such New Debentures will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

  Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of New Debentures will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such New Debentures if any are purchased. In the event of a default of one or more of the underwriters involving not more than 10% of the aggregate principal amount of the New Debentures offered for sale, the non-defaulting underwriters would be required to purchase the New Debentures agreed to be purchased by such defaulting underwriter or underwriters. In the event of a default in excess of 10% of the aggregate principal amount of the New Debentures, the Company may, at its option, sell less than all the New Debentures offered.

  Underwriters and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Supplemental Description of New Debentures.................................. S-2
Ratio of Earnings to Fixed Charges.......................................... S-3
Underwriting................................................................ S-3

                                  PROSPECTUS

Statement of Available Information..........................................   2
Incorporation of Certain Documents by
 Reference..................................................................   2
The Company.................................................................   2
Recent Developments.........................................................   2
Use of Proceeds.............................................................   3
Ratio of Earnings to Fixed Charges..........................................   4
The New Debentures..........................................................   4
Experts.....................................................................   6
Certain Legal Matters.......................................................   7
Plan of Distribution........................................................   7

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                                 $250,000,000


                         [LOGO] GTE SOUTH INCORPORATED

                              7 1/2% DEBENTURES,
                              SERIES D, DUE 2026

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                           PAINEWEBBER INCORPORATED

                                ---------------

                                MARCH 19, 1996

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